SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 22, 2008 (October 21, 2008)

AMBAC FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

One State Street Plaza, New York, New York 10004

(Address of principal executive offices) (Zip Code)

(212) 668-0340

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective October 21, 2008 David W. Wallis, 48, was named President and Chief Executive Officer of Ambac Financial Group, Inc. (“Ambac”) and Ambac Assurance Corporation (“AAC”). Mr. Wallis succeeds Michael A. Callen, who was named Interim President and Chief Executive Officer in January 2008. Mr. Callen will remain in his position as an executive officer of Ambac and will continue to serve as Chairman of Ambac and AAC.

A 12-year veteran of Ambac, Mr. Wallis previously held the title of Chief Risk Officer. He also was appointed a Director of both Ambac and AAC, effective October 21, 2008.

As Ambac’s Chief Risk Officer, Mr. Wallis was responsible for Credit Risk Management, Capital and Risk Analysis, and Portfolio Risk Management. From July 2005 to January 2008, Mr. Wallis served as a Senior Managing Director and Head of Portfolio and Market Risk Management. Mr. Wallis joined Ambac in 1996 in Ambac’s London office where he helped develop and lead Ambac’s European Structured Finance and Securitization business. In 2003, he transferred to Ambac’s New York headquarters where he was a member of the Credit Risk Management team. Prior to joining Ambac in 1996, he was an investment banker at NatWest in the Debt Structuring Group, having previously held positions in Japan and in Strategic Planning. Mr. Wallis holds an Economics degree from Downing College, Cambridge and an MBA from the City University Business School in London.

Mr. Wallis receives a base salary of $1 million. In addition, Mr. Wallis will be eligible to receive a bonus for 2008 to be determined by the Compensation Committee in early 2009. He also will be eligible to receive equity awards to be determined by the Compensation Committee in early 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc.
(Registrant)

Dated: October 22, 2008

	By:	/s/ Anne Gill Kelly
Anne Gill Kelly
Managing Director, Corporate Secretary and Assistant General Counsel